PRICING SUPPLEMENT NO. 10

FILED PURSUANT TO RULE 424(b)(3)

DATED SEPTEMBER 12, 2007 TO

          REGISTRATION NO. 333-136056

PROSPECTUS DATED JULY 26, 2006
AND PROSPECTUS SUPPLEMENT DATED AUGUST 14, 2006

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES J
(FLOATING RATE)
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: U.S. $650,000,000	Original Issue Date: September 18, 2007
Agents’ Discount or Commission: U.S. $325,000	Stated Maturity: September 18, 2008
Net Proceeds to Issuer: U.S. $649,675,000	Interest Rate: 3-Month LIBOR + 25bps
Form: [ x ] Book Entry [ ] Certificated	CUSIP No.: 02635PTN3
Specified Currency (If other than U.S. dollars): N/A	Authorized Denominations (If other than U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof): N/A

The notes are being placed through or purchased by the Agents listed below:

Citigroup Global Markets Inc. ABN AMRO Incorporated HSBC Securities (USA) Inc. J.P. Morgan Securities Inc.	U.S. $ 250,000,000 U.S. $ 200,000,000 U.S. $ 150,000,000 U.S. $ 50,000,000	Capacity: Capacity: Capacity: Capacity:	[ x ] Agent [ x ] Agent [ x ] Agent [ x ] Agent	[ ] Principal [ ] Principal [ ] Principal [ ] Principal
If as Agent:	The notes are being offered at a fixed initial public offering price of 100% of principal amount.
If as Principal:

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Initial Interest Rate:	To be determined on September 14, 2007
Interest Reset Dates:	Quarterly on the 18th of each March, June, September and December
Interest Payment Dates:	Quarterly on the 18th of each March, June, September and December, commencing December 18, 2007	INTEREST RATE BASIS OR BASES: [ ] CD Rate [ ] CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date	[ ] CMT Moneyline Telerate Page 7051
[ ] CMT Moneyline Telerate Page 7052
Spread (+/-): +25 bps		[ ] One-Week Average Yield
Spread Multiplier: N/A		[ ] One-Month Average Yield
Maximum Interest Rate: N/A		[ ] Commercial Paper Rate
Minimum Interest Rate: N/A		[ ] Eleventh District Cost of Funds Rate
Index Maturity: 3-month		[ ] Federal Funds Open Rate
[ ] Federal Funds Rate
INTEREST CALCULATION:		[ x ] LIBOR
[ x ] Regular Floating Rate Note		[ x ] LIBOR Reuters
[ ] Floating Rate/Fixed Rate Note		[ ] LIBOR Moneyline Telerate
Fixed Rate Commencement Date:		LIBOR Currency: U.S. Dollars
Fixed Interest Rate:		[ ] Prime Rate
[ ] Inverse Floating Rate Note		[ ] Treasury Rate
Fixed Interest Rate:		[ ] Other_________________

Redemption Provisions:
[ x ] The notes cannot be redeemed prior to the Stated Maturity.
[ ] The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage: ___%
Annual Redemption Percentage Reduction: ___%

Optional Repayment Provisions:
[ x ] The notes cannot be repaid prior to the Stated Maturity.
[ ] The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.
Optional Repayment Date(s):

Other Provisions: None.

We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc. (f/k/a McDonald Investments Inc.), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Greenwich Capital Markets, Inc., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $4,450,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.